Exhibit 5.1

September 27, 2024

Reborn Coffee, Inc.

580 N. Berry Street

Brea, CA 92821

Re:	Registration Statement on Form S-1 of Reborn Coffee, Inc.

Ladies and Gentlemen:

We have acted as counsel to Reborn Coffee, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale of up to an aggregate 3,172,948 shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 64,656 shares of Common Stock (the “Commitment Shares”) issued to YA II PN, LTD (“YA II PN”) as consideration for its commitment to purchase shares of common stock under the standby equity purchase agreement dated February 12, 2024 (the “SEPA”), (ii) up to 1,670,844 shares of Common Stock that the Company may sell to YA II PN, from time to time at the Company’s sole discretion, pursuant to the SEPA (the “SEPA Shares”), (iii) up to 462,374 shares of Common Stock (the “May Note Shares”) issuable to YA II PN upon conversion of the Convertible Promissory Note issued by the Company to YA II PN dated May 20, 2024 (the “May Note”) and/or issuable to YA II PN (the “Warrant Shares”) upon exercise of a warrant to purchase common stock issued on May 20, 2024 in connection with the May Note (the “Warrant”); (iv) up to 148,810 shares of Common Stock (the “August Note Shares,” and together with the May Note Shares, the “Note Shares”) issuable to an accredited investor upon conversion of the Convertible Promissory Note issued by the Company to such accredited investor dated August 29, 2024 (the “August Note,” and together with the May Note, the “Notes”); and (v) 826,264 shares of Common Stock (the “2024 Shares”) issued to four accredited investors in private placements between February 2024 and June 2024, each for the account of the persons listed as selling stockholders identified in the Registration Statement (the “Selling Stockholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement (including the prospectus contained therein);

2.	the Certificate of Incorporation of the Company, as amended;

3.	the Bylaws of the Company, as amended;

4.	the SEPA;

5.	the form of Warrant;

6.	the May Note;

7.	the August Note;

Reborn Coffee, Inc.

September 27, 2024

8.	Subscription agreements by and between the Company and each of the accredited investors for purchase of the 2024 Shares (the “Subscription Agreements”); and

9.	certain Unanimous Written Consents of the Board of Directors of the Company and resolutions of the Board of Directors of the Company authorizing the transactions relating to the SEPA, the Warrant, the May Note, the August Note, and the Subscription Agreements, including the issuance of shares of Common Stock thereunder.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	Each of the 2024 Shares, have been duly authorized for issuance by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

2.	The Warrant Shares issuable upon the exercise of the Warrant have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor upon exercise of the Warrant in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

3.	The Commitment Shares issuable in accordance with the SEPA have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the SEPA, will be validly issued, fully paid and non-assessable.

4.	The SEPA Shares issuable in accordance with the SEPA have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor in accordance with the terms of the SEPA, will be validly issued, fully paid and non-assessable.

5.	The Note Shares issuable in accordance with the Notes have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

Reborn Coffee, Inc.

September 27, 2024

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law (the “DGCL”) and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the DGCL as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ PRYOR CASHMAN LLP